UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2020

AUGMEDIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-56036	83-3299164
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1161 Mission Street Suite LL San Francisco, California	94103
(Address of principal executive offices)	(Zip Code)

(888) 669-4885

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: none.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Agreement.

On December 15, 2020, Augmedix Operating Corp., a Delaware Corporation (the “Subsidiary”), a wholly-owned subsidiary of Augmedix, Inc., a Delaware corporation (the “Company”), entered into an office sublease (the “Sublease”) with Turo Inc., a Delaware corporation (the “Sublessor”) for the property located at 111 Sutter Street, San Francisco, California, Suite 1300 containing approximately 12,936 rentable square feet in order to move its headquarters from its current location in San Francisco, California.

The Sublease term commences upon the later of either; (i) the date that is fourteen (14) days following the date Sublessor has delivered to the Subsidiary an executed copy of the written consent of the landlord, or (ii) March 1, 2021, and shall expire on February 28, 2025 (the “Expiration Date”), unless earlier terminated as provided in Sublease (the “Term”). The Sublease includes an option to extend the Sublease through January 31, 2027, provided that the base rent payable by the Subsidiary shall be subject to annual increases in the amount of three percent (3%) commencing on March 1, 2025 and continuing on March 1 of each calendar year thereafter.

The initial monthly rental rate is $68,992 and will increase three percent (3%) each year during the Term, with the base rent being abated for the first six (6) months following the commencement of the Sublease. The Subsidiary will be required to pay certain operating expenses specified in the Sublease.

The Sublease is furnished as Exhibit 10.1 to this current report on Form 8-K and is incorporated herein by reference. The foregoing description of the Sublease does not purport to be complete and is qualified in its entirety by reference to the Sublease.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 8.01 Other Events.

The Company is supplementing the risk factor entitled “We do not anticipate paying dividends on our common stock, and investors may lose the entire amount of their investment” previously disclosed in Item 2.01 on Form 8-K, as filed with the Securities and Exchange Commission on October 9, 2020, to include the following risk factors under the heading “Risks Related to Our Business and Industry”:

We do not anticipate paying dividends on our common stock, and investors may lose the entire amount of their investment.

Cash dividends have never been declared or paid on our common stock, and we do not anticipate such a declaration or payment for the foreseeable future. Any future determination about the payment of dividends will be made at the discretion of our board of directors and will depend upon our earnings, if any, capital requirements, operating and financial conditions, contractual restrictions, including any loan or debt financing agreements, and on such other factors as our board of directors deems relevant. In addition, we have entered into agreements, including the Comerica LSA and Trinity LSA, that contain restrictions on payments of cash dividends, and we may continue to enter into agreements with such limitations in the future. We expect to use future earnings, if any, to fund business growth. Therefore, stockholders will not receive any funds absent a sale of their shares of common stock. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates. We cannot assure stockholders of a positive return on their investment when they sell their shares, nor can we assure that stockholders will not lose the entire amount of their investment.

Please also refer to the section titled “Risk Factors” in Form S-1 filed with the Securities and Exchange Commission on December 11, 2020 for additional risks and uncertainties facing the Company that may have a material adverse effect on the Company’s business prospects, financial condition and results of operations.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Sublease Agreement, dated December 15, 2020, by and between Augmedix, Inc., and Turo Inc.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUGMEDIX, INC.

Date: December 21, 2020	By:	/s/ Emmanuel Krakaris
Emmanuel Krakaris
President, Chief Executive Officer, Secretary and Director

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